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                                                                EXHIBIT 10.21



                                [SRS LETTERHEAD]



August 27, 1999


Mr. James Gardner
4 Christamon East
Irvine, CA 92620


Dear Jim:

It is with great pleasure that I invite you to join SRS (o) Labs, Inc. as Vice President and Chief Financial Officer. This is an extremely important position as you will be responsible for managing and controlling all aspects of the company's financial and corporate administrative activities.

Your position will have a monthly salary of $9,583.33. You will also be eligible to participate in the executive bonus plan. A copy of the plan will be provided to you.

You will be eligible on your first day to enroll in our benefits plan, which includes medical, dental and vision insurance, for you and your family, as well as life insurance for yourself in the amount of $50,000. Coverage will begin on the first day of the month following your employment. A copy of the plan will be provided to you during your first week of employment.

As an added incentive, we are pleased to grant you 75,000 stock options for SRS Labs, Inc. The Compensation Committee of the Board of Directors will set the grant date. The Company Stock Option program will govern these stock options and a copy of the plan will be provided to you.

You will be eligible to take two weeks vacation each year. Your vacation eligibility will begin after the completion of your introductory period, at which time, you may take what you have earned.

SRS also offers employees the option to participate in an Employee-only Contributory 401(k) plan. You are eligible to participate in this Plan after completing a 90-day introductory period. The entry dates of the plan fall on the first day of each month. A copy of the plan will be provided to you during your first week of employment.

Your official starting date will be August 31, 1999, and you will be reporting to Tom Yuen, Chief Executive Officer.



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Mr. James Gardner
August 27, 1999


Any offer of employment will be contingent on the submission of proof of your eligibility to work in the United States and the signing of the SRS Labs, Inc. At-Will Employment Agreement and the Confidentiality, Non-Competition, and Compliance Agreement, copies of which are attached for your reference.

Jim, if this offer meets with your approval, please indicate your acceptance in the space provided below. We look forward to having you as part of our team as we establish SRS (o) as the industry standard in contemporary audio and voice processing.

Sincerely,
SRS Labs, Inc.

/s/  THOMAS C.K. YUEN

Thomas C.K. Yuen
Chairman and Chief Executive Officer

Enc.

I Accept:    /S/ JAMES F. GARDNER                  8/31/99
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